SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2005

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in charter)

Kansas

(State or other jurisdiction of incorporation)

1-3368	44-0236370
(Commission File Number)	(IRS Employer Identification Number)

602 Joplin Street, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:       (417) 625-5100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.                                              Entry Into a Material Definitive Agreement.

On September 21, 2005, The Empire District Electric Company (the “Company”) announced that it has entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and between Aquila, Inc. (“Aquila”) and the Company, pursuant to which the Company will acquire (the “Acquisition”) the Missouri natural gas distribution operations of Aquila (the “Business”). The Business has approximately 48,500 customers, which includes about 42,650 residential, 5,600 commercial and industrial, and 250 transportation customers.

Pursuant to the Purchase Agreement, the Company will pay a base purchase price of $84.0 million in cash to Aquila at the closing of the Acquisition, plus working capital and subject to net plant adjustments.

Aquila and the Company have each made customary representations and warranties in the Purchase Agreement.

The Boards of Directors of the Company and Aquila have each approved the Purchase Agreement.

Closing of the Acquisition is conditioned on the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of regulatory approvals, including the approval of the Missouri Public Service Commission, and other customary closing conditions.

The Company and Aquila are each partial owners of the 670 megawatt coal-fired Unit No. 1 at the Iatan Generating Station located 35 miles northwest of Kansas City, Missouri, the site where the Iatan Plant is located and the common facilities.  The Company and Aquila have 12% and 18% interests in Unit No. 1, respectively.

SECTION 8 – OTHER EVENTS

Item 8.01.                                              Other Events.

On September 21, 2005, the Company released a press release announcing the execution of the Purchase Agreement, which is attached as Exhibit 99.1 to this current report, and incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.                                              Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated September 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By	/s/	Gregory A. Knapp
	Name:	Gregory A. Knapp
	Title:	Vice President – Finance and Chief Financial Officer

Dated: September 22, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit
99.1	Press release dated September 21, 2005.